Exhibit 99.1

CONTACT:

Mark Spencer

847.585.3802

mdspencer@careered.com

Ron McCray Joins Career Education Corporation Board of Directors

Schaumburg, Ill., November 13, 2012 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of postsecondary education programs and services, announced that Ron McCray was today elected to the company’s Board of Directors.

A private investor and corporate director, McCray serves on the governing boards of Harvard Law School, Southern Methodist University’s Dedman School of Law and Cornell University, where he co-chairs the Finance Committee. He also serves on the governing boards of newspaper publisher A. H. Belo, where he is the chairman of the compensation committee, and ROI Acquisition, where he is chairman of the Nominating and Governance Committee.

In 2011, President Barack Obama nominated McCray and the U.S Senate confirmed him to be a member of the Federal Retirement Thrift Investment Board. He previously served on the board of directors of newspaper publisher Knight Ridder, Inc. and Kimberly-Clark de Mexico S.A. de CV. He is also a member of the Council on Foreign Relations and a minority owner of the Boston Celtics NBA franchise.

“Ron brings a wide range of experience to our board of directors, from traditional higher education to private sector companies to government and the law,” Chairman, President and CEO Steven H. Lesnik said. “Our entire board is looking forward to the insights he will bring to our company as we execute our new strategy for the future of Career Education.”

McCray previously served as the Chief Administrative Officer of Nike, Inc., with responsibility for strategic leadership and for oversight of various businesses and administrative functions. Prior to joining Nike, he served as chief legal officer of manufacturer Kimberly-Clark Corporation, with global responsibility for strategic leadership as well as legal, internal audit, compliance and other administrative functions. He practiced corporate, securities and finance law at Weil, Gotshal & Manges and Jones Day.

After graduating from Cornell University, McCray attended Harvard Law School, where he served as the editor and business manager of the Harvard Civil Rights/Civil Liberties Law Review.

He brings to eight the number of members currently serving on the Career Education Corporation Board of Directors.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 80,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University

(“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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